Exhibit 5.1
LINDQUIST & VENNUM PLLP

4200 IDS Center	In Denver:
80 South Eighth Street	600 17th Street, Suite 1800 South
Minneapolis, MN 55402-2274	Denver, CO 80202-5441
Telephone: 612-371-3211	Telephone: 303-573-5900
Fax: 612-371-3207	Fax: 303-573-1956

Attorneys At Law	www.lindquist.com
April 12, 2007
Ozark Ethanol, LLC
300 West Kneeland Street
Liberal, Missouri 64762

Re:	Opinion of Counsel as to the Legality of 40,000,000 Class A Limited Liability Company Units to be Registered under the Securities Act of 1933, as amended.
Ladies and Gentlemen:
     We have acted as counsel for Ozark Ethanol, LLC, a Delaware limited liability company (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, of 40,000,000 Class A Limited Liability Company Units of the Company (the “Units”) to be offered to the public pursuant to and on the terms stated in the Company’s registration statement on Form SB-2 and the prospectus contained therein (the “Registration Statement”).
     We have examined such corporate records and other documents, including the Registration Statement, and have reviewed such matters of law as we have deemed necessary or advisable for the purposes of this opinion.
     Based upon the foregoing, we are of the opinion that the Units, when issued and paid for in accordance with the terms of the offering as stated in the Registration Statement, will be legally issued, fully paid and nonassessable Class A Limited Liability Company Units of the Company.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the section entitled “Legal Matters” in the Prospectus contained in the Registration Statement.

Very truly yours, /S/ LINDQUIST & VENNUM pllp LINDQUIST & VENNUM pllp